Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Centre Global Infrastructure Fund, a series of Centre Funds, under the headings "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
July 18, 2016